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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


                                             Contacts:  Bruce Weldele and Brent
                                             Marvosh (406) 761-2200


                  MERGER OF UNITED FINANCIAL CORP. AND HERITAGE
                            BANCORPORATION COMPLETED


Great Falls, MT - February 3, 1998. United Financial Corp. (NASDAQ-UBMT) and Heritage Bancorporation completed their previously announced merger today.

475,000 shares of United common stock were issued to shareholders of Heritage in the merger. Former Heritage shareholders now own approximately 30% of the outstanding shares of United.

Bruce K. Weldele, the Chairman of the Board of United, said that:   "The
combination of United and Heritage has created a banking company with approximately $183 million of assets, $88 million in loans and $137 million in deposits. We look forward to better serving our market and pursuing a more growth-oriented strategy based on the strength of the combined banks."

United also announced the election of the following officers:

            John M. Morrison          President and CEO
            Bruce K. Weldele          Chairman of the Board
            Kurt R. Weise             Chief Operating Officer
            G. Brent Marvosh          Vice President/Chief Financial Officer
            Kevin P. Clark            Secretary

United is a savings and loan holding company headquartered in Great Falls, MT. United has 5 full service branches and 4 loan production offices in Montana.